Exhibit 10.12

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), effective as of July 25, 2013 (“Effective Date”), is by and between THOMAS J. VAN HAARLEM, M.D., having an address at 14 Blue Cliff Drive, Lebanon, NJ 08833 (hereinafter referred to as “Consultant”) and AERIE PHARMACEUTICALS, INC., a Delaware corporation having offices at 135 US Highway 206, Suite 9, Bedminster, NJ 07921 (“Aerie” or the “Company”).

W I T N E S S E T H:

WHEREAS, Aerie is a development stage company that is engaged in research and development of ophthalmic products (the “Field”).

WHEREAS, Consultant has significant experience relating to the Company and its products;

WHEREAS, Aerie desires to retain Consultant so that it may call upon Consultant’s knowledge and expertise;

WHEREAS, Consultant is willing to render such services to Aerie on the terms and conditions hereinafter set forth in this Agreement;

NOW, THEREFOR, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. Term of Agreement. This Agreement shall be in effect from the Effective Date until June 30, 2014 (the “Term”).

2. Services. Consultant shall report to the CEO of the Company and shall be available during the Term upon reasonable request by Aerie, to consult with Aerie to offer advice and guidance. The Services may include limited travel. Any travel expenses will be reimbursed by the Aerie in accordance with Section 4 below.

3. Compensation.

(a) In consideration for the Services of Consultant, Aerie shall pay Consultant an amount equal to One Hundred Dollars ($100.00) per month.

(b) Consultant is the holder of 139,833 shares of Series A-4 Preferred Stock and options to purchase 2,426,504 shares of common stock of the Company (the “Options”), of which 2,218,114 Options are currently vested and exercisable (the “Vested Options”). Subject to the terms contained herein, as additional consideration for the Services the Company agrees:

(i) to extend the exercise period of all Vested Options until June 30, 2014 (the “Expiration Date”);

(ii) that all unvested Options (“Unvested Options”) shall continue to vest in accordance with the current vesting schedule associated with such Unvested Options, such that 208,390 Options shall vest on or before the Expiration Date; provided, however, that all Unvested Options shall remain unvested as of the Expiration Date shall expire immediately.

(iii) Consultant shall be entitled to exercise any Options by means of a “cashless exercise” in which the Consultant shall be entitled to receive a number of shares of common stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the fair market value of the common stock of the Company on the date of exercise as determined in good faith by the Board of Directors;

(B) = the exercise price of the Option; and

(X) = the number of shares of common stock that would be issuable upon exercise of the Option if such exercise were by means of a cash exercise rather than a cashless exercise.

(iv) Notwithstanding anything herein to the contrary, all Options that have not been exercised on or prior to the Expiration Date shall expire at the close of business on the Expiration Date.

4. Expenses. Aerie shall reimburse Consultant for all normal, usual and necessary expenses incurred by Consultant in furtherance of the business and affairs of Aerie, including reasonable pre-approved travel and entertainment expenses, upon timely receipt by Aerie of appropriate documentation of Consultant’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by Aerie.

5. Confidentiality and Invention Assignment.

(a) Consultant recognizes and acknowledges that in the course of his Services he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term and for a period of 10 years thereafter, Consultant agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Additionally, information that, by its nature and content, would be readily recognized by a reasonable person to be proprietary to the Company shall also be deemed Confidential and Proprietary Information. Consultant expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Consultant agrees not to:

(i) use any such Confidential and Proprietary Information for personal use or for others; and

(ii) permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of Consultant’s duties to the Company, provided; however, that Consultant shall not be prevented from using or disclosing any Confidential and Proprietary Information:

A. that Consultant can demonstrate was known to his prior to the effective date of this Agreement;

B. that is now, or becomes in the future, available to persons who are not legally required to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions of Consultant; or

C. that Consultant is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, provided that (1) Consultant shall give Company sufficient advance written notice of such required disclosure to permit it to seek a protective order or other similar order with respect to such Confidential Information, and (2) thereafter Consultant shall disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Company. The Confidential Information that is disclosed pursuant to this paragraph shall remain Confidential Information for all other purposes.

(b) Consultant agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(c) Except with prior written authorization by the Company, Consultant agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.

(d) Consultant agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business (“Inventions”) initiated, conceived or made by her, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Consultant hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(d) with respect to any Invention that is not directly or indirectly related to the Company’s business. Consultant further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Consultant will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e) The provisions of this Section 5 shall survive any termination of this Agreement.

6. Non-Solicitation; Non-Disparagement.

(a) During the Term and for a period of 12 months thereafter, Consultant shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiaries; or

(ii) solicit the business of any agent, client or customer of the Company or any of its subsidiaries with respect to products or services similar to and competitive with those provided or supplied by the Company or any of its subsidiaries.

(b) Consultant agrees that both during the Term and at all times thereafter, not to make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), about the Company or any of its officers, directors or managers, or take any action, directly or indirectly, that would “disparage” the Company or such officers, directors or managers. The Company shall not make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), about Consultant, or take any action, directly or indirectly, that would “disparage” Consultant. “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner, but shall not include truthful statements required by due legal process.

7. Representations of Consultant. Consultant hereby represents and warrants as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by the Consultant of his duties and other obligations hereunder violate or will violate statute or law or conflict with ,or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Consultant is a party or by which he is bound.

(b) The Consultant has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Consultant enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Consultant to execute and deliver this Agreement or perform his duties and other obligations hereunder.

8. Termination. During the Term of this Agreement, either party may terminate this Agreement upon 30 days prior written notice to the other. Upon any such termination:

(a) Consultant shall be paid all compensation due through the date of termination and all accrued but unpaid expenses shall be paid upon the effective date of the termination; and

(b) The vesting applicable to all unvested Options shall cease immediately and the Consultant shall have a period of 90 days to exercise any and all vested Options, after which time all Options shall expire; provided, however, that no such Options shall be exercisable after June 30, 2014.

9. Survival. Sections 5 and 6 shall survive any expiration or termination of this Agreement.

10. Consultant not an Employee. Aerie and the Consultant hereby acknowledge and agree that Consultant shall perform the services hereunder as an independent contractor and not as an employee of Aerie.

11. Miscellaneous.

(a) Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

(b) Entire Agreement; Modification. This Agreement is the entire agreement of the parties relating to the subject matter hereof and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or therein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

(c) Binding Effect. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, Aerie, its successors and assigns, and upon Consultant and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Consultant’s obligations hereunder may not be transferred or assigned by Consultant and any such purported transfer or assignment shall null and void ab initio.

(d) Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and their permitted successors and assigns, and is not intended to confer upon any other person or entity, any rights or remedies hereunder.

(e) Non-Waiver. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(f) Remedies For Breach. Consultant agrees that any breach of Section 5, 6 or 7 of this Agreement by Consultant could cause irreparable damage to Aerie and to the Affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, Aerie shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of Aerie’s obligations under such Sections. In the event that an actual proceeding is brought in equity to enforce such Sections, Consultant shall not urge as a defense that there is an adequate remedy at law nor shall Aerie be prevented from seeking any other remedies which may be available to it.

(g) Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey without regard to such State’s principles of conflict of laws. Any dispute arising out of, or relating to, this Agreement shall be exclusively decided by binding arbitration conducted in New Jersey in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause below. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.

(h) Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

(i) Counterparts and Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile, Portable Document Format (PDF) or photocopied signatures of the Parties will have the same legal validity as original signatures.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by proper person thereunto duly authorized.

AERIE PHARMACEUTICALS, INC.		THOMAS J. VAN HAARLEM, M.D.

By:	/s/ Richard J. Rubino	By:	/s/ Thomas J. van Haarlem
Name:	Richard J. Rubino	Name:	Thomas J. van Haarlem
Title:	CFO	Date:	07/25/13
Date:	07/25/13